Exhibit 10.25

EMPLOYMENT SEPARATION, RELEASE AND WAIVER AGREEMENT

THIS EMPLOYMENT SEPARATION, RELEASE AND WAIVER AGREEMENT (“Release”), effective as of February 1, 2025 (the “Effective Date”) by JON ENGMAN (“Employee”) and PRECISION AEROSPACE AND DEFENSE GROUP, INC., a Florida corporation (“Company”), (Employee or Company may be referred to individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement (defined below).

WHEREAS, Employee was employed by the Company as its Chief Operating Officer and acting Chief Financial Officer pursuant to the terms of that certain Employment Agreement dated as of January 10, 2024 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provided for a term of two years;

WHEREAS, notwithstanding the foregoing, the Employee’s employment with the Company terminated effective as of February 1, 2025;

WHEREAS, the Company and Employee, to avoid entitlement disputes, have mutually agreed to a termination, compensation, and release agreement;

WHEREAS, the parties desire to set forth their agreement in a written document so it can be mutually enforced.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the Parties agree as follows:

1. Release.

(a) Employee does hereby for himself and Employee’s dependents, heirs, executors, and administrators, unconditionally release, acquit and forever discharge the Company, and its current and former parent companies, subsidiaries and other affiliated companies as well as any of its current or former employees, insurers, directors, officers, agents, owners, members, shareholders, employees, and assigns (the “Released Parties”), from any and all demands, causes of action, suits, charges, claims, liabilities, damages, costs and expenses of any nature whatsoever, in law or in equity, both known and unknown, and particularly, without limiting the generality of the foregoing, all matters relating to or arising on account of Employee’s employment with the Company, the termination of Employee’s employment with the Company, and all events arising, known or unknown, prior to the date Employee executes this Release, and any local, state, or federal statue, order, or regulation, however promulgated, affecting or relating to claims or rights of Employee, including any and all suits at law or in equity, including tort, contract, or any other cognizable claim, such as breach of an express or implied contract, whether oral or written, promissory estoppel, quantum meruit, actual misrepresentation, constructive misrepresentation, defamation, including libel and slander, interference with economic advantage, tortious interference with either a contract or prospective contractual relations, invasion of privacy whether intentional or negligently caused, wrongful termination for any reason, breach of the covenant of good faith and fair dealing, conversion, fraud, constructive fraud, negligent misrepresentation, gross negligence, negligence, constructive discharge, or conspiracy to commit any of the above, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which Employee ever had, has, or can assert to have had against the Released Parties referred to above occurring at any time prior to the date of the Effective Date of this Release.

(b) Notwithstanding the foregoing, the release terms as set forth in this Release do not include, and Employee is not releasing or waiving: (i) any claims or rights relating to any obligation of the Company set forth herein; (ii) any rights to which Employee is entitled under this Release; (iii) any vested equity rights or benefits described herein; and (iv) any claims or rights relating to Employee’s equity ownership in the Company as reflected in Company records and described herein.

Employee acknowledges that the consideration given for the waiver and release includes anything of value to which Employee may be already entitled as described herein.

(c) Nothing in this Release shall be construed to waive any rights that cannot be waived by law unless provided for in this agreement.

Employee further acknowledges that Employee has been advised by this writing that:

●	Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee executes this Release, provided he does not revoke the same;

●	Employee has the right to consult with an attorney before executing this Release and is encouraged to do so;

●	Employee has twenty-one (21) days to consider this Release (although Employee may choose to voluntarily execute this Release earlier);

2. Termination Benefits: In consideration of this Release, the Company shall cause the following benefits to be given to the Employee:

A. Severance Compensation. Pursuant to Section 9 (a) (iii) of the Employee’s Employment Agreement, the Company shall pay to the Employee six (6) months of base salary plus insurance reimbursement in the amount being spent by the Company on the date of termination ($499.40). Severance Compensation commenced on 2/1/2025 and will continue to be paid every two weeks for the term of six months from the Termination Date.

B. Payment of Performance Bonus, PTO and Vacation Benefits. The Company shall pay the Employee a performance bonus, PTO and vacation benefits that accrued during his employment in the amount of $85,000.00. The bonus shall be split into installments. It will be paid over 8 semi-monthly periods in the gross amount of $10,417.00 (with no taxes withheld), with the final and ninth payment equaling the gross amount of $1,664.00 (for a total of $85,000 in all) – with the installments commencing August 15, 2025, which is two weeks following the final payment of the Severance Compensation.

C. Stock Grant: The Company acknowledges that it has granted to Employee 115,250 Shares of the Company’s common stock (the “Shares”) through the date of his termination, and said grant appears in the records of the Company. The Employee acknowledges that he is not entitled to any additional Shares and that the granted Shares are fully vested as of his Termination Date. The Employee acknowledges that the Shares are not registered under the Securities Act, nor have they been registered under the securities laws of any jurisdiction. The transferability of the Shares is subject to numerous restrictions other than registration, including but not limited to being subject to any lockup or leakage requirements of the underwriter of the Company’s public offering or SPAC merger. The Shares, when distributed, will contain a restrictive legend reflecting all restrictions. The Shares do not have demand registration rights and do not require that the Company to register the Shares. However, in the event the Company registers insider shares, the Company will grant to the Employee “Piggy-Back” registration rights in the same percentage as the insider shares were registered. The Company agrees to reimburse the Employee for his additional income tax liability on the Shares granted. For computation, the Parties agree that the fair market value of the Shares at the time of the grant was $0.1764 per share, giving the Shares a total value of $20,330.10. Since the employee must recognize income from the grant as it vests per IRS regulations, the income recognition will span both 2024 (70%) and 2025 (30%). The employee will forward a copy of the employee’s tax return to the Company for tax year 2025 when it is available in 2026. Employee has already provided Company with tax return and other information that supports reimbursement of $3,415.45, for tax year 2024, which will be paid within 15 days of the execution of this agreement.

3. No Admission of Liability. The parties agree and acknowledge that the consideration exchanged herein does not constitute and shall not be construed as constituting an admission of any sort by either party and shall not be used as evidence of liability or wrongdoing on the part of any party to this Release.

4. Covenant not to Sue. Employee agrees that, in exchange for the payment and other applicable benefits received, Employee will not institute any claims, demands, actions or liabilities of any kind against the Company, or those associated with that Company, including, but not limited to, those related to his employment with the Company, or the termination of that employment. This Release covers both claims that Employee knows about and those that Employee may not know about, which have accrued by the time of execution of this Release. The Company agrees that it will not file or initiate any legal claims, demands or liabilities of any kind against Employee relating to his employment or separation, except for claims based on fraud or criminal conduct. If either party violates this Release by suing the other party, the unsuccessful party agrees to pay all reasonable costs and expenses of defending against the suit, including reasonable attorney’s fees, and all further costs and fees incurred in connection with collection.

5. Mutual Non-Disparagement. Employee shall not following the Effective Date make or publish any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, adverse reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Company, its management, employees, officers or members. This prohibition includes posting on social media accounts of the Employee or the Company. Violation of this provision will result in the immediate cessation and forfeiture of any further benefits, together with any further damages that may be awardable by law, including but not limited to any consideration paid pursuant to this Agreement.

Company, shall not, following the Separation Date, make or publish any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Employee. This prohibition includes posting on social media accounts of the Company. A material breach of this provision by the Company shall entitle the Employee to immediate payment of any unpaid benefits.

6. Confidentiality. The Parties jointly acknowledge and agree that the existence and terms of this Release are strictly confidential and shall not be disclosed by either Party except as provided by law. The Employee agrees not to disclose or publicize the terms or existence of this Agreement to anyone other than Employee’s spouse, attorney and tax advisor or accountant. In addition, Employee shall not, directly or indirectly, use or divulge to any third party any of the Company’s confidential or privileged information or materials disclosed or made available to Employee because of his employment with Company and not generally known to the public. Notwithstanding the foregoing, nothing in this Release shall prohibit or restrict Employee from (i) making disclosures to tax or legal advisors; (ii) making disclosures required by law, regulation, subpoena, court order, or other legal process; (iii) participating in a government investigation or providing truthful information to any governmental agency or authority; or (iv) disclosing information that becomes generally available to the public through no fault of Employee in violation of this Release, or that is lawfully obtained from a third party not known by Employee to be subject to a duty of confidentiality to the Company. To the extent there is any conflict, ambiguity, or inconsistency between this Section 6 and the confidentiality, non-disclosure, or related provisions in the Employment Agreement, the provisions of the Employment Agreement will govern to the extent necessary to resolve such conflict, ambiguity, or inconsistency. In the event that the Employee is required to disclose any confidential information pursuant to a governmental investigation or by law, the Employee shall give notice of the request for information to the Company within 72 hours so the Company can file for injunctive relief prior to the submission of the information.

7. Severability. The parties agree further that the provisions of this Release will be deemed severable, and if any part of this Release be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Release or the application thereof to any person or circumstances, other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

8. No Waiver. No waiver of any of the terms of this Release shall be valid unless in writing and signed by both parties.

9. Modification. This Release cannot be modified except in writing signed by both parties.

10. Governing Law; Jurisdiction; and Venue. This Release shall be governed in all respects by the laws of the State of Florida. The parties hereto agree to appear before and submit exclusively to personal jurisdiction and venue of the state and federal courts located in Florida with respect to such controversy, dispute, or claim.

11. Multiple Counterparts. This Release may be executed in one or more counterparts, all of which shall constitute one agreement. A signed copy shall have the same force and effect as an original. Copies of executed counterparts of this Release transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Release.

12. Survival of Certain Provisions. The parties expressly acknowledge and agree that the provisions of this Release and the following provisions of the Employment Agreement shall survive the termination of Employee’s employment and remain in full force and effect in accordance with their terms: Section 8 (Indemnity), Section 10 (Confidentiality), and any other provisions that by their nature are intended to survive such termination.

13. Notices. Any notice, demand, instruction, request or desired to be given pursuant hereto shall, unless changed by written notice given by either party to the other pursuant hereto, be given in writing and directed to the Company and Employee as follows:

If to Employee:	Jon Engman
3515 Monterey CT NE
Renton, WA 98056

If to the Company:	Precision Aerospace & Defense Group, Inc.
20900 NE 30th Ave., 8th Floor
Aventura, Florida 33180
Attention Brent Borden

Except as otherwise expressly permitted herein, all notices, demands, instructions, requests or documents required, desired or permitted to be given hereunder shall be deemed effective when: (i) received via email or other electronic means (including facsimile), with electronic confirmation of delivery; or (ii) as applicable, personally delivered with signed receipt, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Release to be effective as of February 1st, 2025

COMPANY:

Precision Aerospace and Defense Group, Inc.

By	/s/ Maynard J. Hellman
Maynard J. Hellman
Title:	Chairman of the Board

EMPLOYEE:

/s/ Jon Engman
Jon Engman